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Cadence Announces Anirudh Devgan to Become CEO in December 2021; Lip-Bu Tan to Transition to Role of Executive Chairman at That Time

SAN JOSE, Calif., July 26, 2021—

Cadence Design Systems, Inc. (Nasdaq: CDNS) today announced that its Chief Executive Officer Lip-Bu Tan, will transition to the role of executive chairman on December 15, 2021, with President Anirudh Devgan, assuming the role of president and CEO at that time. Devgan is joining the Cadence Board of Directors effective August 2, 2021. Chairman of the Board, John Shoven, has been appointed lead independent director, effective December 15, 2021. Tan and Devgan will continue their close partnership, which has delivered strong growth and consistent business results over the past four years.

Tan, 61, became CEO in January 2009 and reinvented the company, driving a fundamental cultural transformation that was rooted in leapfrog innovation and a relentless focus on delighting customers. Under his stewardship, Cadence successfully launched highly innovative products, made strategic acquisitions and forged deep and trusted partnerships with market-shaping customers and ecosystem players. On his watch, revenue grew from less than $1 billion to almost $3 billion, operating margins expanded to more than 35 percent, and the stock price appreciated by more than 3,200 percent.

“I am extremely proud of the Cadence team’s accomplishments and am humbled and honored by the confidence and trust that our customers have placed in us,” said Tan. “With its exciting growth strategy, broad leadership technology portfolio, marquee customer base and strong market position, Cadence is in the strongest position in its 33-year history. The Board and I feel that this is an opportune time to pass the baton to the next generation, and Anirudh is the right person to lead the company through its next phase of growth. Anirudh is a renowned technology leader with a distinguished track record of strategic vision, innovation, execution, customer success and business results. I’m confident that he will take Cadence to new heights. As executive chairman, I will focus on identifying new market expansion opportunities, key strategic initiatives, deepening relationships with our valued customers and on maximizing shareholder value. Anirudh and I have jointly led the company over the past few years, and we will continue to partner closely in our new roles to maximize the tremendous opportunities that lie ahead.”

“Lip-Bu drove a comprehensive company transformation that has led to delivering exceptional value for shareholders,” said John Shoven, chairman of Cadence’s Board of Directors. “He has created an enduring culture of innovation, execution and passion for customer success, and built a firm foundation for sustained, long-term growth. On behalf of the Board, I would like to express our heartfelt gratitude to Lip-Bu and look forward to a seamless CEO transition as we continue executing on our rigorous succession plan. The Board is confident that Anirudh, who has driven the development and execution of the company’s exciting strategic direction, is uniquely qualified to be the next leader of the company. Lip-Bu, Anirudh and the executive management team have the Board’s full support as we work together to take Cadence to the next level.”

“I’m humbled and privileged to be appointed as the next CEO of Cadence. I thank Lip-Bu and the Board for their support and enthusiastically look forward to building upon our very strong momentum and taking the company through its next phase of growth,” said Anirudh Devgan. “Our compelling Intelligent System Design strategy, along with our broad and expanding innovative solutions portfolio, uniquely position us to capitalize on the tremendous opportunities that lay ahead as we deliver differentiated solutions to our growing customer base. Along with the more than 9,000 talented Cadence employees, Lip-Bu and I remain committed to accelerating our innovation, deepening our customer and ecosystem partnerships and continuing to delight our shareholders.”

Devgan, 51, has served as president of Cadence since 2017, and oversees all the research and development, sales and field engineering as well as corporate strategy, marketing and business development groups, including mergers and acquisitions. Devgan drove the technology and product roadmap and was the architect of several breakthrough innovations behind our current industry-leading solutions. He also spearheaded the development of our Intelligent System DesignTM strategy, which leverages our computational software heritage to expand beyond the company’s core electronic design automation business into the broader systems space, thereby tripling our total addressable market to $30 billion. Devgan joined Cadence in 2012 and held executive roles of increasing responsibility, including executive vice president and general manager of the Digital & Signoff and System & Verification Groups, making it his mission to attract and inspire the best talent in the industry. Prior to joining Cadence, Devgan held leadership positions at Magma Design Automation and IBM. Devgan received a Bachelor of Technology degree in electrical engineering from the Indian Institute of Technology, Delhi, and MS and PhD degrees in electrical and computer engineering from Carnegie Mellon University.

About Cadence

Cadence is a pivotal leader in electronic design, building upon more than 30 years of computational software expertise. The company applies its underlying Intelligent System DesignTM strategy to deliver software, hardware and IP that turn design concepts into reality. Cadence customers are the world’s most innovative companies, delivering extraordinary electronic products from chips to boards to systems for the most dynamic market applications, including consumer, hyperscale computing, 5G communications, automotive, mobile, aerospace, industrial and healthcare. For seven years in a row, Fortune magazine has named Cadence one of the 100 Best Companies to Work For. Learn more at cadence.com.

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